NEWS FOR IMMEDIATE RELEASE: FEBRUARY 10, 2009

MESA LABS REPORTS HIGHER QUARTERLY SALES AND EARNINGS

LAKEWOOD, CO – Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported significantly higher sales and earnings for both its fiscal third quarter and nine months ended December 31, 2008.

Highlights:
•	Third quarter revenue increases 16%
•	Third quarter net income increases 8%
•	Third quarter diluted EPS increases 12%

For the third quarter of fiscal 2009, net sales increased 16 percent to $5,337,000 from $4,614,000 in the same quarter last year.  Net income for the quarter increased eight percent to $1,216,000 or $.38 per diluted share compared to $1,121,000 or $.34 per diluted share one year ago.

For the first nine months of fiscal 2009, net sales increased 17 percent to $16,071,000 from $13,768,000 in the same period last year.  Net income for the first nine months increased five percent to $3,586,000 or $1.11 per diluted share compared to $3,415,000 or $1.04 per share one year ago.

“Mesa’s business continued to perform well in the third quarter of fiscal 2009, driven primarily by excellent sales growth of the Raven and Medical product lines,” said John J. Sullivan, President and Chief Operating Officer.  “While sales for the DataTrace line were flat this quarter compared to last year, year-to-date this product line is exhibiting double-digit growth.  DataTrace sales have always been more cyclical and it is not uncommon to see periods of high growth followed by a period of modest decline for these products.  Overall however, we are encouraged by the long term incremental growth of the DataTrace line, driven partially by the positive impact of our new, market-leading RF technology introduced earlier this year,” continued John Sullivan.  “Looking ahead we are faced with a very challenging economic environment that is likely to test Mesa’s ability to continue to deliver sales and net income growth.  However, we are committed to executing our three-pronged strategy of improving our distribution channels, increasing the flow of new products, and seeking strategic acquisitions as the keys to enhancing long term shareholder value.”

-more-

During the third quarter and first nine months of fiscal 2009, sales of the Company’s medical products and services increased 23 and 18 percent, respectively, compared to the prior year periods.  For both the quarter and the nine month period, strong increases in shipments of the meter products, standard solutions and parts and service contributed to the total increase over prior year.

For the quarter, DataTrace sales decreased less than one percent compared to the same period last year, while sales increased 14 percent for the nine month period compared to the same period last year.  During the quarterly period, sales of the new Micropack RF products were offset by a decrease in rental and associated service revenues along with a small decrease in total Micropack III sales.  The increase for the nine month period is attributable chiefly to higher Micropack RF and Micropack III revenues compared to prior year.

During the third quarter and first nine months of fiscal 2009 sales of Raven biological indicator products increased 25 percent and 17 percent, respectively, compared to the prior year period.  The increase in Raven sales for both the quarter and nine month periods was due to increases in sales of the biological indicator and chemical indicator products.

Profitability for the third quarter and nine month periods of fiscal 2009 was up compared to the prior fiscal year due chiefly to the increase in revenues.  For the quarter, net income increased eight percent but diluted earnings per share increased by 12 percent.  For the first nine month period, net income increased five percent while earnings per diluted share increased by seven percent for the period.

During the first nine months of fiscal 2009, the Company repurchased 5,315 shares of our common stock under a previously announced buyback plan for approximately $106,000.  In addition, the Company has a remaining commitment of approximately $236,000 for automation of certain manufacturing processes for its Raven line of biological indicators.  This equipment began limited production during December and final payment against this commitment is expected during the fourth quarter.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10K for the year ended March 31, 2008 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

-more-

FINANCIAL  SUMMARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended December 31		Nine Months Ended December 31
	2008	2007	2008	2007
Net Sales	$5,337,000	$4,614,000	$16,071,000	$13,768,000
Cost of Goods	1,903,000	1,527,000	5,786,000	4,494,000
Gross Profit	3,434,000	3,087,000	10,285,000	9,274,000
Operating Expense	1,550,000	1,399,000	4,770,000	4,150,000
Operating Income	1,884,000	1,688,000	5,515,000	5,124,000
Other (Income) & Expense	(16,000)	(54,000)	(79,000)	(150,000)
Earnings Before Taxes	1,900,000	1,742,000	5,594,000	5,274,000
Income Taxes	684,000	621,000	2,008,000	1,859,000
Net Income	$1,216,000	$1,121,000	$3,586,000	$3,415,000

Earnings Per Share (Basic)	$.38	$.35	$1.13	$1.08
Earnings Per Share (Diluted)	$.38	$.34	$1.11	$1.04

Average Shares (Basic)	3,182,000	3,165,000	3,177,000	3,168,000
Average Shares (Diluted)	3,229,000	3,292,000	3,240,000	3,285,000

BALANCE SHEETS	(Unaudited)
	Dec. 31	March 31
	2008	2008.
Cash and Short-term
Investments	$7,962,000	$5,770,000
Other Current Assets	9,356,000	8,641,000.
Total Current Assets	17,318,000	14,411,000
Property and Equipment	3,791,000	3,488,000
Other Assets	7,112,000	7,634,000.

Total Assets	$28,221,000	$25,533,000

Liabilities	$1,581,000	$1,794,000
Stockholders’ Equity	26,640,000	23,739,000

Total Liabilities and Equity	$28,221,000	$25,533,000

CONTACTS:

Luke R. Schmieder; CEO- Chairman of the Board of Directors
John J. Sullivan, President-COO
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000
# # #